Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated February 28, 2022, relating to the financial statements of Opti-Harvest, Inc. as of December 31, 2021 and 2020 and for the years then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

August 31, 2022

6100 Glades Road, Suite 205	1925 Century Park East, Suite 1120	Room 2109, 27/F, Shui On Centre
Boca Raton, Florida 33434	Los Angeles, California 90067	6-8 Harbour Rd, Wanchai, Hong Kong
Telephone: 561.487.5765	Telephone: 310.601.2200	Telephone: 852-2780-8717
Facsimile: 561.487.5766	Facsimile: 310.601.2201	Facsimile: 852-2780-8717
www.weinbergla.com